Exhibit 23

Nucor Corporation

2005 Form 10-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 2-84117 (including 2-50058), 2-51735, 33-27120 (including 2-55941 and 2-69914), 33-56649, 333-85375, 333-108749 and 333-108751) and Form S-4 (Number 333-101852) of Nucor Corporation of our report dated March 7, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 7, 2006 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 7, 2006